EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

LABOR READY ANNOUNCES FIRST QUARTER 2004 EARNINGS RESULTS

1st Quarter Revenue Growth Accelerates as Demand for Temporary Labor Increases

TACOMA, WA, April 21, 2004—Labor Ready, Inc. (NYSE: LRW) reported revenue for the first quarter ended April 2, 2004 increased 21.3% to $208.9 million compared to revenue of $172.3 million for the first quarter of 2003. Net income for the quarter was $0.7 million or $0.02 per share, as compared to a net loss of $3.2 million or ($0.08) per share for the first quarter of 2003.

Results for the first quarter were favorably impacted by the inclusion of four more billing days this quarter as compared to the first quarter of 2003, which added 7% to revenues and $0.03 to earnings per share.  Results were also positively impacted by relatively stronger foreign currencies compared to the first quarter of 2003. On a constant currency basis, revenues increased 20.3%.

“The strong pace we saw at the end of 2003 continued in the first quarter of 2004, across most industries and regions of our operations,” said Labor Ready President and CEO Joe Sambataro. “As small and medium-sized businesses staff for renewed growth, they are relying on contingent labor to manage costs. As the economy improves, we believe demand for a flexible work force will continue to grow.”

Sambataro emphasized the success of Labor Ready’s strategic focus, namely to continue to increase revenue and profitability of existing branches, expand in smaller markets in the U.S. and Canada, and expand operations in the United Kingdom. During the quarter, revenue from branches open 12 months or longer grew approximately 12% over a year earlier. The Company opened 24 branches in the U.S. and three branches in the U.K. during the first quarter, and plans to open four additional branches in the U.S. and three branches in the U.K. in the second quarter. The recent purchase of Spartan Staffing adds an additional 25 branch locations, with two new branches planned for the second quarter.

“Our purchase of Spartan Staffing allows us to expand our market share and is consistent with our commitment to serve the on-demand staffing needs of small and medium-sized businesses,” said Sambataro.

Labor Ready also updated its outlook for 2004 and provided guidance for the second quarter. The Company currently estimates revenue for the year in the range of $1.01 billion to $1.03 billion, 14% higher than 2003 revenues of $891 million, and 7% higher than previously reported expectations. Net income per share for the year is expected to be between $0.55 and $0.58, approximately 40% higher than the $0.41 per share in 2003, and about 12% higher than previously reported expectations.  Included in this updated outlook are the results of Spartan Staffing, which are expected to add $0.01 to net income per share for the year. The Company anticipates the Spartan operations will have operating margins similar to Labor Ready’s existing business, before the amortization of intangible assets related to the purchase. For the second quarter of 2004, the Company estimates revenue in the range of $253 million to $258 million, representing year-over-year growth of 17% to 20%, and net income per share between $0.14 and $0.15.

Management will discuss first quarter 2004 results on a conference call at 8:00 a.m. (PT) Thursday, April 22, 2004. The conference call can be accessed on Labor Ready’s web site at www.laborready.com.

This news release contains forward-looking statements, such as statements about the ranges of revenues and profits anticipated for future periods, increasing demand for services, expansion of business operations, and other factors that may affect our financial results and operations in the future. Our actual results are, however, subject to a number of risks, including: 1) national and global economic conditions; 2) our ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on our operations and financial results; 4) significant labor disturbances which could disrupt industries we serve; 5) increased costs and collateral requirements in connection with our insurance obligations, including workers’ compensation insurance; 6) the adequacy of our financial reserves; 7) our continuing ability to comply with financial covenants in our lines of credit and other financing agreements; 8) our ability to attract and retain competent employees in key positions; 9) our ability to successfully complete and integrate acquisitions that we may make from time to time, and (10) other risks described in our filings with the Securities and Exchange Commission, including the Report on Form 10-K filed March 2, 2004.

About Labor Ready

Labor Ready is the nation’s leading provider of temporary manual labor to the light industrial and small business markets. Labor Ready serves more than 275,000 customers by providing a flexible, dependable workforce to such industries as freight handling, warehousing, landscaping, construction and light manufacturing. Annually, Labor Ready puts nearly 600,000 people to work. Labor Ready operates more than 825 locations in the United States, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.laborready.com

For more information, contact:

Steve Cooper, CFO

253-680-8213

Stacey Burke, Director of Public Relations

253-680-8291

LABOR READY, INC.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Quarter Ended
	April 2, 2004	March 28, 2003

Revenue from services	$208,912	$172,280
Cost of services	148,185	121,383
Gross profit	60,727	50,897
Selling, general and administrative expenses	56,446	52,719
Depreciation and amortization	2,059	2,071
Income (loss) from operations	2,222	(3,893)
Interest and other expense, net	1,005	1,062
Income (loss) before tax expense (benefit)	1,217	(4,955)
Income tax (benefit)	487	(1,740)
Net income (loss)	$730	$(3,215)

Net Income (loss) per common share:
Basic	$0.02	$(0.08)
Diluted	$0.02	$(0.08)

Weighted average shares outstanding:
Basic	41,210	40,402
Diluted	42,385	40,402

LABOR READY, INC.

SUMMARY CONSOLIDATED BALANCE SHEETS

	As of
	April 2, 2004	Jan 2, 2004
Assets
Current assets
Cash and cash equivalents	$77,676	$83,112
Marketable securities	24,258	25,257
Accounts receivable, net	78,510	79,620
Other current assets	18,806	16,815
Total current assets	199,250	204,804
Property and equipment, net	27,590	28,489
Other assets	141,407	129,735
Total assets	$368,247	$363,028

Liabilities and shareholders’ equity
Current liabilities	$68,934	$70,830
Long-term liabilities	141,927	138,059
Total liabilities	210,861	208,889
Shareholders’ equity	157,386	154,139
Total liabilities and shareholders’ equity	$368,247	$363,028

LABOR READY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Quarter Ended
	April 2, 2004	March 28, 2003
Cash Flows from Operating activities:
Net income (loss)	$730	$(3,215)
Adjustments to reconcile net income (loss)to net cash provided by operating activities:
Depreciation and amortization	2,252	2,265
Provision for doubtful accounts	1,810	2,223
Deferred income taxes	1,573	(4,200)
Other operating activities	647	17
Changes in operating assets and liabilities:
Accounts receivable	(700)	(1,050)
Workers’ compensation claims reserve	5,404	1,462
Other current assets	(1,627)	(179)
Other current liabilities	1,552	3,089
Net cash provided by operating activities	11,641	412

Cash Flows from Investing activities:
Capital expenditures	(1,251)	(556)
Purchases of marketable securities	(6,722)	(8,354)
Maturities of marketable securities	7,703	2,910
Other assets	(100)	—
Restricted cash and other assets	(13,612)	18,008
Net cash provided by (used in) investing activities	(13,982)	12,008

Cash Flows from Financing activities:
Proceeds from sale of stock through options and employee benefit plans	1,490	176
Payments on debt	(610)	(573)
Payments for offering costs	—	(3)
Checks issued against future deposits	(4,197)	—
Purchase and retirement of common stock	—	(4,957)
Net cash used in financing activities	(3,317)	(5,357)
Effect of exchange rates on cash	222	307
Net change in cash and cash equivalents	(5,436)	7,370

Cash and cash equivalents, beginning of period	83,112	69,255
Cash and cash equivalents, end of period	$77,676	$76,625